Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into as of February 6, 2009 (the “Effective Date”), between Lonnie Smith (“Executive”) and Intuitive Surgical, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on February 28, 1997, Executive and the Company entered into an Employment Agreement (the “Agreement”) which sets forth the terms of Executive’s employment with the Company and provides for severance benefits upon the occurrence of certain terminations of Executive’s employment; and

WHEREAS, the parties wish to amend the Agreement to (1) provide that Executive shall no longer be entitled to receive severance benefits pursuant to the Agreement, and shall only be entitled to receive severance benefits pursuant to the Intuitive Surgical, Inc. Severance Plan, which was adopted effective as of December 1, 2008 (the “Severance Plan”), and (2) reflect recent changes under Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

1. Severance Benefits. Executive and the Company agree that Executive shall not be entitled to receive the severance benefits described in Section 4(d) of the Agreement in the event that either the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason (as described in Section 5(a) of the Agreement), regardless of whether such termination occurs before or after an acquisition of the Company. Executive and the Company agree that Executive shall only be entitled to receive severance benefits under the Severance Plan (provided that Executive is eligible to receive such benefits as a result of his termination of employment under the terms and conditions of the Severance Plan).

2. Expense Reimbursement. To the extent that any reimbursements provided to Executive pursuant to the Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3. Other Terms and Conditions. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE

/s/ Lonnie Smith
Lonnie Smith

INTUITIVE SURGICAL, INC.

By:	/s/ D. Keith Grossman
COMPENSATION COMMITTEE CHAIRMAN

Its:

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